UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 14, 2007
(Date of earliest event reported)

ELECTRO ENERGY INC.

(Exact name of registrant as specified in charter)

Florida	333-90614	59-3217746

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Shelter Rock Road, Danbury, Connecticut	06810

(Address of principal executive of offices)	(Zip code)

(203) 797-2699

(Registrant's telephone number including area code)

n/a

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(e) On September 12, 2007, Electro Energy, Inc. (the “Company”) entered into long-term employment agreements (each, an “Agreement”) with Michael E. Reed and Timothy E. Coyne. Effective as of September 12, 2007, Mr. Reed will continue to serve as Chief Executive Officer of the Company and Mr. Coyne was named Vice President of Finance, in addition to continuing in his current role of Chief Financial Officer. The Agreements are for a term of three years and are subject to renewal or termination for cause, or not-for-cause, including in the event of an acquisition of the Company or other change of control. Under the terms of their Agreements, both officers are subject to non-competition, non-solicitation and confidentiality provisions. Both officers are also eligible for grants of stock based upon any improved market capitalization of the Company. Mr. Reed’s Agreement contains provisions providing for unpaid compensation for his past services to the Company as Chief Operating Officer and, later, as Chief Executive Officer, including equity-based grants and a portion of base salary. Mr. Coyne is entitled to an annual base salary of $170,000 and each is eligible for a year-end bonus opportunity. Mr. Coyne and Mr. Reed have also been granted 100,000 and 200,000 stock options, respectively, with vesting over four years. In the event of termination without cause or resignation for good reason, Messrs. Reed and Coyne are each entitled to twelve months of base salary, a pro-rated bonus and acceleration of unvested options. In the event of termination without cause within twelve months after an acquisition of the Company, or other change in control, Mr. Reed and Mr. Coyne are entitled to 24 months base salary, prorated bonus and acceleration of unvested stock options.

Item 9.01.    FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated September 14, 2007, between the Company and Timothy E. Coyne.
10.2	Employment Agreement, dated September 14, 2007, between the Company and Michael E. Reed.

SIGNATURE

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRO ENERGY INC.

	By:	/s/ Michael E. Reed

Name: Michael E. Reed
Title: Chief Executive Officer
Dated: September 17, 2007